Execution Copy

Exhibit (2.3)

FIRST AMENDMENT TO STOCK AND ASSET PURCHASE AGREEMENT

THIS FIRST AMENDMENT (this “Amendment”) is made as of March 29, 2019 by and between Eastman Kodak Company, a New Jersey corporation (“Seller”), and MIR Bidco SA, a société anonyme incorporated in Belgium with incorporation number BE 0705.934.821 (“Purchaser”), and amends that certain Stock and Asset Purchase Agreement, dated as of November 11, 2018, by and between Seller and Purchaser (the “Original Agreement” and, as amended by this Amendment and when taken together as one agreement with the Original Agreement, the “Agreement”).  Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Original Agreement.

RECITALS

WHEREAS, the Parties desire to amend the Original Agreement to provide, inter alia, for the transfer of certain of the Miraclon Entities in advance of the Closing to Purchaser in order to permit Purchaser to capitalize such Miraclon Entities and fund the Estimated Purchase Price in accordance with the Worldwide Purchase Price Allocation Schedule; and

WHEREAS, to give effect to such transfer in advance of the Closing, the Parties desire to amend the Original Agreement in the respects, but only in the respects, hereinafter set forth.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound, the Parties hereby agree as follows:

Article I
Amendments

Section 1.1Amendment to Recitals.  The two final recitals of the Original Agreement immediately prior to “NOW, THEREFORE,” are hereby amended by replacing such recitals with the following:

“WHEREAS, Seller, directly or indirectly through the Selling Subsidiaries, (i) owns all of the issued and outstanding Equity Interests of Miraclon Corporation, a Delaware corporation (the “US Miraclon Shares”), (ii) immediately prior to the Miraclon Closing (as defined herein) will own all of the issued and outstanding Equity Interests of Miraclon Belgium and (iii) owns all of the issued and outstanding Equity Interests of the other Miraclon Entities (as defined herein); and

WHEREAS, the Parties desire that (i) at the Miraclon Closing (as defined herein), Seller shall, and shall cause the Selling Subsidiaries to, sell and transfer to Purchaser, and Purchaser shall purchase from Seller and the Selling Subsidiaries, all of the US Miraclon Shares and the Belgium Miraclon Shares, (ii) following the Miraclon Closing but prior to the Closing, Purchaser shall capitalize the Miraclon Entities through a contribution of cash, (iii) at the Closing,  Seller shall, and shall cause the Selling Subsidiaries to, sell and transfer to Purchaser, and Purchaser shall purchase from Seller and the Selling Subsidiaries, all of the Transferred Shares, and (iv) Seller shall, and shall cause the Selling Subsidiaries to, sell and transfer to Purchaser Affiliates (including the Miraclon Entities), and such Purchaser Affiliates shall purchase from Seller and the Selling Subsidiaries, all of the Purchased Assets, and Purchaser Affiliates shall assume all of the Assumed Liabilities (as defined herein), in each case, upon the terms and conditions set forth herein and in the applicable Closing Agreements (as defined herein).”

Section 1.2Amendment of Section 1.1.  Section 1.1 of the Original Agreement is hereby amended by:

(a)Replacing the definition of “China NewCo” with the following:

““China NewCo” means the entity which is to be newly incorporated by Seller on behalf of and as a Subsidiary of Purchaser in the Deferred Jurisdiction prior to Closing and which shall have such name, type, business scope, registered capital, and registered address as set out in Schedule C.”

(b)replacing the definition of “Closing” with the following:

““Closing” shall mean the completion of the purchase and sale of the Purchased Assets, the Transferred Shares, and the assignment and assumption of the Assumed Liabilities (other than the Miraclon Items and, if applicable, the Deferred Items) pursuant to the terms and conditions of this Agreement.”

(c)replacing the definition of “Determination Time” with the following:

““Determination Time” shall mean (a) with respect to the Miraclon Items, 12:01 a.m. local time on the Miraclon Closing Date and (b) otherwise 12:01 a.m. local time on the Closing Date.”

(d)removing the definitions of “Miraclon Belgium China Holdco” and “Miraclon Belgium China HoldCo Shares”.

(e)adding the following definition prior to the definition of “Miraclon Entities”:

““Miraclon Closing” shall mean the completion of the purchase and sale of the Miraclon Belgium Shares and the US Miraclon Shares pursuant to the terms and conditions of this Agreement.”

(f)replacing the definition of “Miraclon Entities” with the following:

““Miraclon Entities” shall mean the entities set forth on: (i) as at the date of this Agreement, part (A) of Section 3.2 of the Seller Disclosure Letter and (ii) as of the Miraclon Closing, part (B) of Section 3.2 of the Seller Disclosure Letter.”

(g)Adding the following definition prior to “Miraclon Shares”:

““Miraclon Items” shall mean Cash and Cash Equivalents of, and any and all Permits of or issued to, the Miraclon Entities and the right, title and interest of Seller and its Subsidiaries in the US Miraclon Shares and the Miraclon Belgium Shares which have been transferred pursuant to this Agreement.”

(h)replacing the definition of “Permitted Encumbrances” with the following:

““Permitted Encumbrances” shall mean (a) Encumbrances for Taxes that are not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings and in accordance with applicable Laws and with respect to which appropriate reserves have been established in accordance with GAAP; (b) easements, covenants, conditions, restrictions and other matters, instruments and agreements of record that do not materially impair or interfere with the occupation and/or use of any Real Property affected thereby; (c) any zoning laws; (d) pledges or deposits to secure obligations under workers or unemployment compensation Laws or similar legislation or to secure public or statutory obligations and arising in the ordinary course of business; (e) any non-exclusive licenses to any third party relating to any Transferred IP entered into in the ordinary course of business prior to the date thereof; (f) Encumbrances contained in provisions of any Real Property Leases or Leased Real Property Transfer Documents; (g) Encumbrances affecting the fee title to any Leased Real Property;  (h) Encumbrances listed on Section 1.1(e) of the Seller Disclosure Letter and (i) on and after the Miraclon Closing, Encumbrances created by Purchaser or its Affiliates with respect to the US Miraclon Shares, the Miraclon Shares, and the Miraclon Belgium Shares; but in each case of clause (a) through (h) of this definition, excluding any Encumbrances in respect of the US Miraclon Shares, the Miraclon Shares, the Miraclon Belgium Shares, and the Transferred Shares.”

(i)replacing the definition of “Pre-Closing Tax Period” with the following:

““Pre-Closing Tax Period” shall mean (a) with respect to the Miraclon Entities, (i) any taxable period that ends on or before the Miraclon Closing Date and (ii) the portion of any Straddle Period ending on the Miraclon Closing Date and (b) for all other purposes, (i) any taxable period that ends on or before the Closing Date and (ii) the portion of any Straddle Period ending on the Closing Date.”

(j)replacing the definition of “Post-Closing Tax Period” with the following:

““Post-Closing Tax Period” shall mean (a) with respect to the Miraclon Entities, (i) any taxable period that begins after the Miraclon Closing Date and (ii) the portion of any Straddle Period beginning after the Miraclon Closing Date and (b) for all other purposes, (i) any taxable period that begins after the Closing Date and (ii) the portion of any Straddle Period beginning after the Closing Date.”

(k)replacing the definition of “Straddle Period” with the following:

““Straddle Period” shall mean (a) with respect to the Miraclon Entities, any taxable period that includes (but does not end on) the Miraclon Closing Date and (b) for all other purposes, any taxable period that includes (but does not end on) the Closing Date.”

(l)adding the following definition prior to the definition of “Purchaser Material Adverse Effect”:

““Purchaser Funds Flow” means the funds flow document and the funding steps included therein attached at Schedule D (as may be amended and restated pursuant to Section 2.10(l)).”

Section 1.3Amendment to Section 2.1.  Section 2.1 of the Original Agreement is hereby amended by replacing the language prior to Section 2.1(a) with the following:

“Purchase and Sale of Purchased Assets.  Upon the terms and subject to the conditions set forth herein: (i) at the Miraclon Closing, Seller shall, and shall cause the Selling Subsidiaries to, sell, assign, transfer, convey and deliver, to Purchaser, the US Miraclon Shares and the Miraclon Belgium Shares, and Purchaser shall (directly or indirectly through one or more Affiliates) purchase the US Miraclon Shares and the Miraclon Belgium Shares, (ii) at the Closing, Seller shall, and shall cause the Selling Subsidiaries to, sell, assign, transfer, convey and deliver, to Purchaser, the Transferred Shares, and Purchaser shall (directly or indirectly through one or more Affiliates) purchase the Transferred Shares and (iii) immediately following the sale, assignment, transfer, conveyance, delivery and purchase described in the foregoing clause (ii) but excluding the Miraclon Items which have been transferred pursuant to the foregoing clause (i), at the Closing or, in the case of the Deferred Items, if applicable, at the Deferred Closing, Seller shall, and shall cause the Selling Subsidiaries to, sell, convey, assign and transfer to Purchaser, and Purchaser shall (directly or indirectly through one or more Affiliates, which shall include the Miraclon Entities then owned by Purchaser and subject to the requirements of any applicable Local Transfer Agreement) purchase, acquire and accept from each of Seller and the Selling Subsidiaries, free and clear of all Encumbrances other than Permitted Encumbrances, all of the right, title and interest of each of Seller and the Selling Subsidiaries in the following assets, properties and rights, in each case, other than the Excluded Assets (collectively, the “Purchased Assets”), as the same may exist, on the Closing, in the case of the Deferred Items if applicable, on the Deferred Closing:””

Section 1.4Amendment to Section 2.1(p).  Section 2.1(p) of the Original Agreement is hereby amended by replacing Section 2.1(p) with the following:

“the right, title and interest of Seller and its Subsidiaries in the US Miraclon Shares, the Miraclon Belgium Shares, and the Transferred Shares and all assets, properties and rights set forth in clauses (a) through (p) that are owned by any of the Miraclon Entities or the Transferred Subsidiaries;”

Section 1.5Amendment to Section 2.2(a)(xii). Section 2.2(a)(xii) of the Original Agreement is hereby amended by replacing Section 2.2(a)(xii) with the following:

“(xii) any equity interests of any entity owned or held by Seller or any or its Subsidiaries, in each case, other than the US Miraclon Shares, the Miraclon Belgium Shares, the Miraclon Shares and the Transferred Shares;”

Section 1.6Amendment to Section 2.4(h).  Section 2.4(h) of the Original Agreement is hereby amended by replacing Section 2.4(h) with the following:

“all Liabilities of the Miraclon Entities (i) to the extent arising prior to the Miraclon Closing or (ii) relating to any act or omission of the Miraclon Entities occurring prior to the Miraclon Closing, in each case which relate to compliance with Environmental Laws; and”

Section 1.7Addition of new Section 2.6(e).  Immediately following Section 2.6(d) of the Original Agreement, the following Section 2.6(e) is added:

“Post-Closing Real Property Cooperation.

(a)To the extent on or prior to the Closing, the Seller has not transferred to the Purchaser or a Purchaser Affiliate all occupational rights and interests in relation to any Real Property that are required to be transferred pursuant to this Agreement at the Closing or provided for adequate alternative occupation arrangements for the benefit of the Purchaser or Purchaser Affiliate with respect thereto (on terms satisfactory to the Purchaser) (collectively, such occupational rights and interests not transferred or with respect to which adequate alternative occupation arrangements have not been so provided, the “Outstanding Real Estate Items”), the Seller shall continue to use all commercially reasonable efforts to transfer such Outstanding Real Estate Items, including obtaining consents where consents are required for such occupation.

(b)Where, after the Closing Date, the Purchaser or a Purchaser Affiliate does not benefit from all necessary occupational rights and interests included in the Outstanding Real Estate Items, either due to the Seller’s failure to comply with the provisions of this Agreement or due to the acts or omissions of the Seller in relation to the relevant Real Property prior to the Closing Date, the Seller shall indemnify the Purchaser Indemnitees against any and all Losses suffered or incurred by the Purchaser Indemnitees to the extent arising out of or resulting therefrom.

Section 1.8Amendment to Section 2.7(a). Section 2.7(a) of the Original Agreement is hereby amended by replacing Section 2.7(a) with the following:

“Determination of the Estimated Purchase Price. Not earlier than thirty (30) and not later than twelve (12) days prior to the anticipated Closing Date, Seller shall in good faith prepare and deliver to Purchaser a statement (the “Estimated Closing Statement”) setting forth its calculation of (i) the Estimated Purchase Price and (ii) each of the Estimated Purchase Price Elements, together with reasonable supporting detail with respect to the calculation of such amounts; provided, however, that Seller’s Estimated Closing Statement prepared in accordance with this Agreement with respect to the anticipated Closing on April 8, 2019 is set forth on Schedule E attached hereto.  Schedule A sets forth a hypothetical sample Estimated Closing Statement, which illustrates the method by which the Estimated Purchase Price would have been calculated if the Closing occurred on June 30, 2018 (the “Example Closing Statement”) and the accounting methodologies, principles and procedures used in the calculation of the Estimated Purchase Price.  The Estimated Closing Statement shall be prepared in a manner consistent with Section 2.8(f).  Any future Estimated Closing Statement prepared after April 8, 2018 shall be prepared so as to include the line items as included in the Seller’s Estimated Closing Statement with respect to the anticipated Closing on April 8, 2019, as set forth on Schedule E attached hereto. Within five (5) days after the delivery of the Estimated Closing Statement, if Purchaser has any objections to Seller’s calculation of the Estimated Purchase Price, Purchaser may provide a written statement of its objections to Seller. The Parties shall engage in good faith with a view to resolving any dispute regarding the calculation of the Estimated Purchase Price as promptly as practicable prior to Closing.  If after engaging in good faith, the Parties cannot resolve any dispute before Closing, then the Closing will occur based on the Estimated Closing Statement delivered by Seller.

Section 1.9Amendment to Section 2.7(b).  Section 2.7(b) of the Original Agreement is hereby amended by replacing Section 2.7(b) with the following:

“Payment of the Estimated Purchase Price; Assumption of Assumed Liabilities.  Upon the terms and subject to the conditions set forth in this Agreement, in consideration of the sale and transfer of the Purchased Assets, at the Closing, (i) Purchaser and any applicable Subsidiary of Purchaser (including any applicable Miraclon Entity) shall deliver to Seller and each Selling Subsidiary in accordance with the Worldwide Purchase Price Allocation Schedule an amount in cash equal to the Estimated Purchase Price, minus, if applicable, the Deferred Jurisdiction Purchase Price, and (ii) Purchaser and any applicable Subsidiary of Purchaser shall assume all of the Assumed Liabilities, in each case, in accordance with the Worldwide Purchase Price Allocation Schedule; provided, however, that, (x) at the Miraclon Closing, Purchaser shall be deemed to have paid or caused to be paid the minimum purchase price required by applicable Laws with respect to the Miraclon Items, and, following the Miraclon Closing but prior to the Closing, Purchaser shall capitalize the Miraclon Entities through a contribution of cash in an amount sufficient to fund the Estimated Purchase Price in accordance with the Worldwide Purchase Price Allocation Schedule and (y) Purchaser and Seller agree to work in good faith to comply with any jurisdiction specific requirements relating to payment of the consideration and the sale and transfer of assets.”

Section 1.10Addition of new Section 2.7(c). The Estimated Closing Statement shall include within the “Transaction costs” line item of Closing Indebtedness any reasonable out-of-pocket fees and costs incurred by the Purchaser prior to the Closing in relation to costs associated with corporate actions in relation to Miraclon Belgium BVBA in an amount not to exceed $250,000 (it being understood that such $250,000 is the maximum recovery from Seller or its Affiliates for out-of-pocket fees and costs associated with corporate actions in relation to Miraclon Belgium BVBA that are incurred by any Purchaser Indemnitee prior to the Closing).

Section 1.11Amendment to Section 2.10(a).  Section 2.10(a) of the Original Agreement is hereby amended by replacing Section 2.10(a) with the following:

“(i) Unless this Agreement shall have been terminated pursuant to Article IX and subject to Section 2.10(a)(ii), the Miraclon Closing shall take place at 9:00 A.M., prevailing Eastern Time on March 29, 2019 and Closing shall take place at 9:00 A.M., prevailing Eastern Time on April 8, 2019, in both cases subject to satisfaction or written waiver, by the Party entitled to waive any such condition to the extent permitted by applicable Law, of the conditions precedent specified in Article VI, except as set forth in Section 2.10(d) (other than, the conditions to be satisfied at Closing, but subject to the waiver or satisfaction of such conditions at Closing) or at such other times and places as the Parties may mutually agree to in writing; provided, however, that, in the event that the Closing does not take place on April 8, 2019 pursuant to the foregoing, then, unless this Agreement shall have been terminated pursuant to Article IX, and subject to satisfaction of the conditions precedent specified in Article VI, except as set forth in Section 2.10(d) (or, to the extent permitted by applicable Law, the written waiver thereof by the Party entitled to waive any such condition), the Closing shall take place at the offices of Linklaters LLP, 1345 Avenue of the Americas, New York, 10105, at 9:00 A.M., prevailing Eastern Time on the first Business Day of the month which is no less than nine (9) Business Days following the satisfaction or waiver of the conditions precedent specified in Article VI (other than the conditions to be satisfied at the Closing, but subject to the waiver or satisfaction of such conditions at Closing) or at such other times and places as the Parties may mutually agree to in writing.

(ii) To the extent the Closing occurs on April 8, 2019, the Parties agree that the requirement to deliver the Estimated Purchase Price pursuant to Section 2.7(b) shall be satisfied for purposes of the effectiveness of such Closing upon the satisfaction of each of the following: (A) with respect to the payments being made to Seller, to Kodak International Finance Ltd., and to Kodak IL Ltd. set forth in the Purchaser Funds Flow attached as Schedule D in respect of the Estimated Purchase Price, the delivery by Purchaser of such payments by wire transfer of immediately available funds to such accounts of Seller, Kodak International Finance Ltd., and Kodak IL Ltd., in each case, as set forth in Purchaser Funds Flow attached as Schedule D and (B) the delivery by the Purchaser to the Seller of (1) evidence of instruction, by a person authorized by the Purchaser to act on its behalf, having been given to remit such funds from the Purchaser as are necessary to satisfy the obligation to pay the remaining Estimated Purchase Price, whether to the Seller or the Selling Subsidiaries or any Miraclon Entity (2) account statements of the relevant banks of Miraclon Belgium or its Subsidiaries (or confirmation through electronic banking records visible by a representative of the Seller, pursuant to the Transition Services Agreement) that Miraclon Belgium or one or more of its Subsidiaries has received such amount of funds as are necessary to satisfy the obligation to pay such remaining Estimated Purchase Price to be paid to the Seller and the Selling Subsidiaries (unless such payment is being made by the Purchaser itself and evidence under sub-clause (1) also has been provided accordingly) and which payment has not already been received pursuant to clause (A), and (3) an irrevocable written confirmation and instruction of Purchaser to Seller to continue to initiate the wires and transfers in respect of the Estimated Purchase Price set forth in Purchaser Funds Flow attached as Schedule D on behalf of the Miraclon Entities; provided, however, that, to the extent that any Miraclon Entity banks are remitting funds and providing such written confirmations of remittance of funds to satisfy the obligation to pay the remaining Estimated Purchase Price to the Seller and the Selling Subsidiaries, Seller shall use commercially reasonable efforts to obtain such remittance of funds statements of account and written confirmations. Nothing in this Agreement shall compel the Purchaser or any of its Subsidiaries to pay the Deferred Jurisdiction Purchase Price prior to the Deferred Closing.

(iii) The date on which the Miraclon Closing occurs is called the “Miraclon Closing Date” and the date on which the Closing occurs is called the “Closing Date”. All of the transactions contemplated by this Agreement to occur at the Miraclon Closing shall be deemed to occur simultaneously at the Miraclon Closing, all of the transactions contemplated by this Agreement to occur at the Closing shall, subject to Section 2.10(a)(ii) be deemed to occur simultaneously at the Closing, and all of the transactions contemplated by this Agreement to occur at the Deferred Closing (if applicable) shall be deemed to occur simultaneously at the Deferred Closing. If Seller reasonably expects the Closing to occur at the next possible Closing Date, as determined in accordance with this Section 2.1(a), then Seller shall provide written notice of such fact to Purchaser no less than ten (10) Business Days prior to such next possible Closing Date.”

Section 1.12Amendment to Section 2.10.  Immediately following Section 2.10(j) of the Original Agreement the following new Section 2.10(k) and Section 2.10(l) are added:

“(k)From and after the Miraclon Closing until the Closing, the Purchaser shall, subject to Section 2.10(l) cause the Miraclon Entities to not take any action described in Section 5.2 with respect to such Miraclon Entities; (ii) not permit or cause the Miraclon Entities to incur any Liabilities (any Liabilities incurred following the Miraclon Closing by the Miraclon Entities shall be Assumed Liabilities and shall not be included in Closing Indebtedness or Closing Working Capital); (iii) not permit or cause the Miraclon Entities to (A) make or declare any dividend or distribution or other return of capital declared, paid or made or agreed to be paid or made, by the Miraclon Entities (other than solely to any other Miraclon Entities); (B) pay or agree to pay or transfer or agree to transfer any assets (other than solely to any other Miraclon Entities); (C) assume, indemnify or incur or agree to assume, indemnify or incur any Liabilities (including under any guarantee, indemnity, or other security) (other than solely among the Miraclon Entities); or (D) waive or agree to waive any amount owed to any Miraclon Entity; (iv) be solely responsible for any acts or omissions of the directors’ and officers’ of the Miraclon Entities; (v) maintain (and be solely responsible for any fees or costs with respect to) a directors’ and officers’ insurance policy covering the directors and officers of the Miraclon Entities (the “Miraclon Insurance Policy”), on terms and conditions no less favorable in the aggregate to those applicable to the directors and officers of Purchaser, in full force and effect and shall not modify, amend or waive the Miraclon Insurance Policy in any manner adverse to the Miraclon Entities; and (vi) promptly notify Seller of any changes to Miraclon Insurance Policy.

(l)Nothing in this Agreement shall restrict or limit in any way the Purchaser, its Affiliates, or the applicable Miraclon Entities following the Miraclon Closing from implementing the steps and carrying out any of the activities at its sole and absolute discretion required in order to achieve Closing and to pay the Purchase Price in accordance with this Agreement, including but not limited to any actions taken pursuant to the Purchaser Funds Flow attached as Schedule D, together with any variations (save in respect of total amounts to be received by Seller and its Affiliates in respect of the Estimated Purchase Price and the applicable recipients or payers of Seller and/or its Affiliates) as the Purchaser may, in its sole discretion, consider fit to fulfill its obligation to effect Closing otherwise in accordance with this Agreement; provided, however, that, to the extent Closing does not occur on April 8, 2019, the Purchaser shall deliver within seven (7) days after the delivery of the Estimated Closing Statement with respect to such new anticipated Closing Date an updated Purchaser Funds Flow reflecting the Estimated Closing Statement provided with respect to such new anticipated Closing Date and as otherwise may be amended and restated as determined by Purchaser, in its sole and absolute discretion, but subject to compliance with this Agreement.

(m)Notwithstanding anything to the contrary in Section 9.2(a), in the event of the termination of this Agreement in accordance with Section 9.1 following the Miraclon Closing and prior to the Closing, Purchaser shall as soon as reasonably practicable, transfer the Miraclon Entities to Seller or the Seller Affiliate owning such Miraclon Entities immediately prior to the Miraclon Closing, and Purchaser shall be solely responsible for, and shall indemnify Seller for, any Liability incurred by the Miraclon Entities after the Miraclon Closing and prior to the such transfer, provided that, prior to such transfer, the Purchaser has had the opportunity to unwind any steps carried out in accordance with the Purchaser Funds Flow since the Miraclon Closing Date, and the Seller and the Seller Affiliates shall cooperate fully and in good faith with respect to such unwinding process.”

Section 1.13Amendment to Article III.  The text immediately following the heading “REPRESENTATIONS AND WARRANTIES OF SELLER AND THE SELLING SUBSIDIARIES” in Article III of the Original Agreement is hereby amended by replacing such text with the following:

“Except as set forth in the letter (the “Seller Disclosure Letter”) delivered by Seller to Purchaser concurrently with the execution of this Agreement (it being understood that any matter disclosed on any Schedule of the Seller Disclosure Letter will be deemed to be disclosed on any other Schedule of the Seller Disclosure Letter for which applicability of such information and disclosure is reasonably apparent on its face), as of the date hereof and as of the Closing Date, Seller hereby represents and warrants to Purchaser as follows:”

Section 1.14Addition to Section 3.2(a). Section 3.2(a) of the Original Agreement is hereby amended by replacing such Section 3.2(a) with the following:

(a)Part A of Section 3.2 of the Seller Disclosure Letter sets forth a true and complete list of the Miraclon Entities as at the date of this Agreement and Part B of Section 3.2 of the Seller Disclosure Letter sets forth a true and complete list of the Miraclon Entities as at the Miraclon Closing Date, listing for each Miraclon Entity its name, type of entity, the jurisdiction and date of its incorporation or organization, its authorized capital stock, partnership capital or equivalent, the number and type of its issued and outstanding shares of capital stock, partnership interests or similar ownership interests and the current owner of such shares, partnership interests or similar ownership interests. None of the Miraclon Shares issued prior to the Miraclon Closing were issued in violation of any preemptive rights and, as of the date of the Agreement and as of the Miraclon Closing, there are no options, warrants, convertible securities, rights of first refusal or first offer or other rights, agreements, arrangements or commitments relating to the Miraclon Shares or obligating either Seller or any Subsidiary of Seller to issue or sell any Miraclon Shares, or any other interest in any Miraclon Entities.  As of the date of the Agreement and as of the Miraclon Closing, there are no outstanding Contracts of any Miraclon Entity to repurchase, redeem or otherwise acquire any shares of common stock or other equity or ownership interest or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.  As of the date of the Agreement and as of the Miraclon Closing, the Miraclon Shares constitute all of the issued and outstanding capital stock of the Miraclon Entities and are owned of record and beneficially by Seller or the Selling Subsidiaries which are listed as shareholders in Section 3.2 of the Seller Disclosure Letter. As of the Miraclon Closing, the Miraclon Shares shall be free and clear of all Encumbrances other than Encumbrances that will be released at Closing or Encumbrances described in clause (i) of Permitted Encumbrances.  As of the date of the Agreement and as of the Miraclon Closing, there are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Miraclon Shares. Except as set forth in Section 3.2 of the Seller Disclosure Letter, as of the date of the Agreement and as of the Miraclon Closing, (i) there are no other corporations, partnerships, joint ventures, associations or other entities in which any Miraclon Entity owns, of record or beneficially, any direct or indirect equity or other interest or any right (contingent or otherwise) to acquire the same and (ii) no Miraclon Entity is a member of any partnership nor are they a participant in any joint venture or similar arrangement.

Section 1.15Addition of Section 3.2 (d). Immediately following Section 3.2(c) of the Original Agreement the following new Section 3.2(d) is added:

“(d)

(i)All acts and decisions taken by Miraclon Belgium (and/or by any third party, including Seller and any Seller’s Affiliates, on behalf of or for the benefit of Miraclon Belgium), (x) have been validly and duly authorized by the competent corporate bodies of Miraclon Belgium; (y) have been validly taken and (z) are in full force and effect.

(ii)All corporate documents, records and files of Miraclon Belgium with respect to corporate and administrative actions and decisions taken between March 1, 2019 and March 22, 2019 (including, but not limited to, executed minutes of all corporate bodies of Miraclon Belgium, valid proof of filing of annual accounts with the Belgian national bank, reports executed by the corporate bodies of Miraclon Belgium) have been provided by Seller to Purchaser and are kept at Miraclon Belgium’s registered office.

(iii)Seller has provided to Purchaser all details, in writing, in relation to all acts and decisions taken by Miraclon Belgium (and/or by any third party, including Seller and any of Seller’s Affiliates, on behalf and for the benefit of Miraclon Belgium) since March 1, 2019 (inclusive) until the Miraclon Closing Date (inclusive).

(iv)The annual accounts of Miraclon Belgium prepared in relation to its financial years 2016, 2017, and 2018 have been prepared in accordance with Belgian law and generally accepted Belgian accounting principles; provided, however, that the annual accounts of Miraclon Belgium prepared in relation to its financial years 2016 and 2017 were not audited. Miraclon Belgium’s inventories of assets and liabilities as at respectively March 1, 2019 and December 31, 2018 have been prepared in accordance with Belgian law and generally accepted Belgian accounting principles applied on a basis consistent with the 2016, 2017, and 2018 annual accounts of Miraclon Belgium. They provide a true and fair view (“image fidèle” / “getrouw beeld”) of the assets and liabilities, financial condition and results of operations of Miraclon Belgium on the dates indicated;

(v)The annual accounts of Miraclon Belgium prepared for its financial year 2018 have been certified without any reservations by Miraclon Belgium’s auditor, a copy of such certificate is attached to the 2018 accounts of Miraclon Belgium, and such accounts, as so certified, have been duly filed with, accepted by the National Bank of Belgium within the time period prescribed by law.

(vi)The annual accounts of Miraclon Belgium prepared in relation to its financial years 2016 and 2017 have been subject to a special audit mission by Grant Thornton and have been certified without any reservations by Grant Thornton, and such accounts have been duly filed with the National Bank of Belgium.

(vii)As of the Miraclon Closing Date, Miraclon Belgium has no undertaking (“obligation”/“verbintenis”) debt or liability of any nature whatsoever (whether due, subject to a term, conditional or contingent), including any off-balance sheet liabilities.”

Section 1.16Amendment to Section 3.17(l).  Section 3.17(l) of the Original Agreement is hereby amended by replacing Section 3.17(l) with the following:

“(l)During the period prior to Miraclon Closing, none of the Miraclon Entities or Transferred Subsidiaries is subject to Tax in any jurisdiction by virtue of having a permanent establishment, trade or business, fixed place of business or other taxable presence in such jurisdiction. During the period prior to Closing, none of the Transferred Subsidiaries is subject to Tax in any jurisdiction by virtue of having a permanent establishment, trade or business, fixed place of business or other taxable presence in such jurisdiction.”

Section 1.17Amendment to Section 3.17(m).  Section 3.17(m) of the Original Agreement is hereby amended by replacing Section 3.17(m) with the following:

“(m)     The Tax payable by the Miraclon Entities after the Miraclon Closing Date, or by the Transferred Subsidiaries after the Closing Date, in each case, for Pre-Closing Tax Periods and the pre-Closing portion of any Straddle Periods does not in the aggregate exceed the reserve for Tax liability taken into account in the determination of Closing Working Capital.”

Section 1.18Amendment to Section 3.17(r). Section 3.17(r) of the Original Agreement is hereby amended by replacing Section 3.17(r) with the following:

“(r)Each of the Miraclon Entities and the Transferred Subsidiaries will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Miraclon Closing Date or the Closing Date, as applicable, as a result of (i) an open transaction disposition made on or before the Miraclon Closing Date or the Closing Date, as applicable, (ii) a prepaid amount received on or before the Miraclon Closing Date or the Closing Date, as applicable, (iii) the application of the installment method of accounting to any transaction occurring on or before the Miraclon Closing Date or the Closing Date, as applicable, (iv) any intercompany transactions occurring on or before the Miraclon Closing Date or the Closing Date, as applicable, (v) any change in its method of accounting for a taxable period (or portion thereof) ending on or before the Miraclon Closing Date or the Closing Date, as applicable, (vi) a prepaid amount received on or prior to the Miraclon Closing Date or the Closing Date, as applicable, (vii) the application of any similar provision of federal, state, local or foreign law to any other action or event occurring on or before the Miraclon Closing Date or the Closing Date, as applicable, or (viii) an election made under section 108(i) of the Code.”

Section 1.19Amendment to Section 3.17(s).  Section 3.17(s) of the Original Agreement is hereby amended by replacing Section 3.17(s) with the following:

“(s)Each of the Miraclon Entities and the Transferred Subsidiaries (i) has not received, applied for, or requested any Tax ruling, any advance pricing agreement, closing agreement or other agreement or practice relating to Taxes or Tax matters with a Taxing Authority that requires such entity to take any action or to refrain from taking any action, in each case, that would be binding on such entity after the Miraclon Closing Date or the Closing Date, as applicable, and (ii) is not a party to any contract with any Taxing Authority that would be terminated or adversely affected as a result of the transactions contemplated by this Agreement.”

Section 1.20Amendment to Section 3.17(v).  Section 3.17(v) of the Original Agreement is hereby amended by replacing Section 3.17(v) with the following:

“(v)No power of attorney with respect to Taxes has been executed or filed with any Taxing Authority by or on behalf of any of the Miraclon Entities or the Transferred Subsidiaries that will remain in effect after the Miraclon Closing Date or the Closing Date, as applicable.”

Section 1.21Addition of new 3.30. Immediately following Section 3.29 and prior to existing Section 3.30 (which any cross-references in the Original Agreement hereby amended to refer to Section 3.31):

“China NewCo Incorporation.  All filings, registrations, execution of documents and other actions made by Seller and its Affiliates have been made validly and correctly in relation to the incorporation of China NewCo in accordance with applicable Law.”

Section 1.22Amendment to Section 5.3.  Section 5.3 of the Original Agreement is hereby amended by replacing Section 5.3 with the following:

“Efforts to Close.  Except as otherwise set forth in Section 5.5, subject to the terms and conditions set forth herein and to applicable Law, each Party agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions necessary, and assist and cooperate with the other Party in doing, all things necessary, proper or advisable to (a) consummate and make effective, in the most expeditious manner practicable, the transactions contemplated hereby, including the satisfaction of the respective conditions set forth in Article VI, and (b) cause the fulfillment at the earliest practicable date of all of the conditions to each Party’s respective obligations to consummate the transactions contemplated by this Agreement.”

Section 1.23Section 5.8(a) of the Original Agreement is hereby amended by replacing Section 5.8(a) with the following:

“(a)Subject to the last sentence of Section 2.8(d), and Section 10.7, at the Closing, Seller shall pay, or cause to be paid, on behalf of Seller, the Selling Subsidiaries and the Transferred Subsidiaries, all expenses incurred by Seller, the Selling Subsidiaries and the Transferred Subsidiaries on or prior to the Closing in connection with this Agreement, the Closing Agreements and the transactions contemplated hereby and thereby and, in each case, excluding any such expenses incurred (i) by the Miraclon Entities following the Miraclon Closing or (ii) the Transferred Subsidiaries following the Closing.”

Section 1.24Addition of Section 5.19.  Immediately following Section 5.18 of the Original Agreement the following new Section 5.19 is added:

“Japanese Entity Cash.  Seller shall cause Yamanashi RPB Supply Company to have an amount of cash equal to approximately US$1,559,865, in each case, immediately prior to the Closing and which actual amounts of cash held by such entities at Closing shall constitute Miraclon Entity/Transferred Subsidiary Cash.”

Section 1.25Addition of Section 5.20.  Immediately following the new Section 5.19 added by this Amendment, the following new Section 5.20 is added:

“Assumption of I-9s; Indemnification of Pre-Closing I-9 Liabilities.  Purchaser agrees to cause Miraclon Corporation to assume all US based Business Employees’ Forms I-9 (Employment Eligibility Verification) (the “I-9s”) at the Closing.  Seller shall indemnify and defend each Purchaser Indemnitee from and against, and shall indemnify and hold harmless, each Purchaser Indemnitee from and against, and shall pay and reimburse each of them for, any and all Losses resulting from third-party claims incurred or sustained by, or imposed upon, such Purchaser Indemnitee based upon, arising out of, with respect to or by reason of any failure by Seller or its Affiliates to comply with its obligations relating to such assumed I-9s, in each case, excluding any subsequent failure of Purchaser or its Affiliates to comply with its obligations following the Closing under or with respect to any I-9.”

Section 1.26Addition of Section 5.21.  Immediately following the new Section 5.20 added by this Amendment, the following new Section 5.21 is added:

“China NewCo Incorporation. Seller and its Affiliates shall make all filings and registrations, execute all documents and take all other actions validly and correctly in relation to the incorporation of China NewCo as contemplated by Section 5.4 of the Seller Disclosure Letter in accordance with applicable Law and on behalf of Purchaser. Seller shall indemnify and defend each Purchaser Indemnitee from and against, and shall indemnify and hold harmless, each Purchaser Indemnitee from and against, and shall pay and reimburse each of them for, any Losses resulting directly or indirectly from any failure by Seller or its Affiliates to implement the requisite filings, registrations and execution of documents required to validly and correctly incorporate China NewCo, as contemplated by Section 5.4 of the Seller Disclosure Letter in accordance with applicable Law, on Purchaser’s behalf and subject to Purchaser’s consent.”

Section 1.27Addition of Section 5.22.  Immediately following the new Section 5.21 added by this Amendment, the following new Section 5.22 is added:

“China NewCo Lease Registration.  With respect to the Real Property Lease for Area C, Ground Floor, Building No. 4, Block 1 Lane 315, Jiyange Road, Pudong New Area, Shanghai, Seller shall, prior to the Deferred Closing Date, and to the extent not achieved prior to such Deferred Closing Date, from and after the Deferred Closing Date, but, in each case, solely to the extent Purchaser or its Affiliates is a tenant of a portion of such facilities as of such time, and to the extent not achieved prior to such date, use all commercially reasonable efforts to assist the Purchaser or Purchaser Affiliates in registering the Real Property Lease (including any documents supplemental thereto) and China Lease Assignment Agreement for Area C, Ground Floor, Building No. 4, Block 1 Lane 315, Jiyange Road, Pudong New Area, Shanghai with the appropriate authorities, and the Seller shall cause Kodak (China) Investment Company Ltd. to be responsible for all reasonable out-of-pocket costs and expenses incurred in relation to such registration (including, for the avoidance of doubt, any penalties incurred for failure to register at the time of grant), and shall cause Kodak (China) Investment Company Ltd. to indemnify and hold harmless the Purchaser Indemnitees in relation to all such reasonable out-of-pocket costs and expenses incurred by the Purchaser or Purchaser Affiliates; provided, however, that if Purchaser or its Affiliates cease to occupy such facilities as tenant, Seller shall be released of its obligations to assist in registering the Real Property Lease pursuant to this Section 5.22 from and after such date on which it ceases to be a tenant.”

Section 1.28Addition of Section 5.23.  Immediately following the new Section 5.22 added by this Amendment, the following new Section 5.23 is added:

“Belgium Lease Guarantee.  Until such time as that certain Huurgarantie Nummer 6006 GT621228/17, dated as of April 4, 2017 (the “Belgium Bank Lease Guaranty”) entered into in connection with that certain Bail A Loyer, dated as of October 1, 2013, by and between FOXACO S.A. and Kodak SA, as amended by Addendum Nr. 1, dated as of February 1, 2017, by and between Merrion Property Group Ltd. and Kodak NV and Addendum Nr. 2, dated as of February 1, 2017, by and between Merrion Property Group Ltd. and Kodak SA/NV (collectively, the “Belgium Lease”) has terminated, Purchaser shall indemnify Seller for any Liabilities incurred as a result of or arising under the Belgium Bank Lease Guaranty to the extent such Liabilities are the result of Purchaser’s or its Affiliates actions or otherwise constitute Assumed Liabilities pursuant to this Agreement. From and after the Closing, until such time as the Belgium Bank Lease Guaranty has terminated, Buyer shall use its commercially reasonable efforts (and Seller and its Affiliates shall reasonably cooperate with Buyer in such efforts) to terminate the Belgium Bank Lease Guaranty. For the purposes of this provision, the Seller confirms that it is not aware of any circumstance or breach of the Belgium Lease that would entitle Merrion Property Group Ltd to withhold release of the Belgium Bank Lease Guaranty.”

Section 1.29Addition of Section 5.24.  Immediately following the new Section 5.23 added by this Amendment, the following new Section 5.24 is added:

“Manufacturer of Record. For a period of six (6) months following the Closing Date, Seller or its applicable Subsidiaries will remain manufacturer of record on those products of the Business with respect to which Purchaser requires more time to obtain labels.  Purchaser will use commercially reasonable efforts to obtain such labels expeditiously and will indemnify Seller for any Third Party Claims against the Seller or its Affiliates arising out of or resulting from Purchaser’s use of the labels or such products of the Business with respect to which Seller remains the manufacturer of record.”

Section 1.30Amendment to Section 6.1.  Section 6.1 of the Original Agreement is hereby amended by replacing the language prior to Section 6.1(a) with the following:

“Conditions to the Obligations of Each Party.  The respective obligations of Purchaser and Seller to consummate the transactions contemplated hereby are subject to the satisfaction, or waiver in writing by Purchaser or Seller, as appropriate, in whole or in part to the extent permitted by applicable Law, on or prior to the Miraclon Closing Date and on or prior to the Closing Date of each of the following conditions:”

Section 1.31Amendment to Section 6.2. Section 6.2 of the Original Agreement is hereby amended by replacing Section 6.2 with the following:

“Conditions to the Obligations of Purchaser

.  The obligations of Purchaser to consummate the transactions contemplated hereby are subject to the satisfaction, or waiver in writing by Purchaser in whole or in part, to the extent permitted by applicable Law, on or prior to the Miraclon Closing Date and on or prior to the Closing Date of the following further conditions (other than the conditions to be satisfied at the Miraclon Closing and Closing, but subject to the waiver or satisfaction of such conditions at the Miraclon Closing and Closing):

(a)Representations and Warranties.  The representations and warranties of Seller contained in Article III (other than the Seller Fundamental Representations) shall be true and correct as of the date hereof, as of the Miraclon Closing Date and as of the Closing Date as if made at and as of such time (other than those made as of a specified date, which shall be true and correct as of such specified date) without giving effect to any “material,” “materiality,” “material respects,” “Material Adverse Effect” or words of similar impact or effect therein, except for such failures to be so true and correct that do not have, individually or in the aggregate, a Material Adverse Effect.  The Seller Fundamental Representations shall be true and correct in all respects (other than de minimis matters or, with respect to the representations and warranties of Seller contained in Section 3.14(a), other than the effect of any matters disclosed in title policies, title commitments or title reports that do not materially affect any Real Property) as of the date hereof, the Miraclon Closing Date and the Closing Date as if made at and as of such time (other than those made as of a specified date, which shall be true and correct in all respects) (other than de minimis matters as of such specified date or, with respect to the representations and warranties of Seller contained in Section 3.14(a), other than the effect of any matters disclosed in title policies, title commitments or title reports that do not materially affect any Real Property).

(b)Performance.  Other than the agreements and covenants of Seller set forth in Section 5.4(e), all of the agreements and covenants of Seller to be performed on or prior to the Miraclon Closing and the Closing pursuant to this Agreement shall have been duly performed, in all material respects, and the agreements and covenants of Seller set forth in Section 5.4(e) shall have been performed in all respects.

(c)No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred a Material Adverse Effect.

(d)Certificate.  Purchaser shall have received a certificate duly executed by an authorized officer of Seller in his or her capacity as an officer and not as an individual, dated as of the Miraclon Closing Date (in the case of the Miraclon Closing) and the Closing Date (in the case of Closing), to the effect that the conditions set forth in Section 6.2(a), Section 6.2(b) and Section 6.2(c) have been satisfied.

(e)Closing Deliveries.  Seller shall have delivered to Purchaser:

(i)each of the documents and other items listed in Section 2.10(c), duly and validly executed;

(ii)the share purchase agreements attached hereto as Exhibit Y (the “Internal Share Purchase Agreements”); and

(iii)(A) a stock power executed by Seller effecting the transfer of Miraclon Corporation by the Seller, (B) the share purchase agreement duly executed by Miraclon Europe Limited effecting the transfer of the Miraclon Belgium Shares held by it, and (C) the share purchase agreement duly executed by the Seller effecting the transfer of the Miraclon Belgium Shares held by it, substantially in the forms attached as Exhibit Z, as applicable (the “External Share Purchase Agreements”).”

Section 1.32Amendment to Section 6.3. Section 6.3 of the Original Agreement is hereby amended by replacing Section 6.3 with the following:

“Conditions to the Obligations of Seller

.  The obligations of Seller to consummate the transactions contemplated hereby are subject to the satisfaction, or waiver in writing by Seller in whole or in part to the extent permitted by applicable Law, on or prior to the Miraclon Closing Date and on or prior to the Closing Date of the following further conditions (other than the conditions to be satisfied at the Miraclon Closing and at the Closing, but subject to the waiver or satisfaction of such conditions at Miraclon Closing and at the Closing):

(a)Representations and Warranties.  The representations and warranties of Purchaser contained in Article IV (other than the Purchaser Fundamental Representations) shall be true and correct as of the date hereof, as of the Miraclon Closing Date and as of the Closing Date as if made at and as of such time (other than those made as of a specified date, which shall be true and correct as of such specified date) without giving effect to any “material,” “materiality,” “material respects,” “Purchaser Material Adverse Effect” or words of similar impact or effect therein, except for such failures to be true and correct that do not have, individually or in the aggregate, a Purchaser Material Adverse Effect. The Purchaser Fundamental Representations shall be true and correct in all respects (other than de minimis matters) as of the date hereof, as of the Miraclon Closing Date and the Closing Date as if made at and as of such time (other than those made as of a specified date, which shall be true and correct in all respects (other than de minimis matters) as of such specified date);

(b)Performance.  All of the agreements and covenants of Purchaser to be performed on or prior to the Miraclon Closing and on or prior to the Closing pursuant to this Agreement shall have been duly performed in all material respects;

(c)Certificate.  Seller shall have received a certificate duly executed by an authorized officer of Purchaser in his or her capacity as an officer and not as an individual, dated as of the Miraclon Closing Date (with respect to Miraclon Closing), and dated as of the Closing Date (with respect to Closing), to the effect that the conditions set forth in Section 6.3(a) and Section 6.3(b) have been satisfied;

(d)Closing Deliveries.  Purchaser shall have delivered to Seller each of the documents and other items listed in Section 2.10(b) duly and validly executed, and the External Share Purchase Agreements duly executed by the Purchaser; and

(e)R&W Insurance Policy.  The R&W Insurance Policy shall be in full force and effect as of the Closing Date without any modifications thereto following the date hereof which reduce the scope of matters insured, or the coverage limits, thereunder or is otherwise adverse to Seller, the Selling Subsidiaries or the Transferred Subsidiaries, and Purchaser shall have paid the premium and any other fees and expenses payable to the insurer under the R&W Insurance Policy in accordance with Section 10.7.

Section 1.33Amendment to Section 6.4.  Section 6.4 of the Original Agreement is hereby amended by replacing Section 6.4 with the following:

“Frustration of Closing Conditions.  All conditions to the Closing shall be deemed to have been satisfied or waived from and after the Closing; provided, however, that no breach or violation of the conditions to the Closing or the Deferred Closing, if applicable, shall be deemed to have occurred as a result of the Miraclon Closing.  None of Purchaser or Seller may rely as a basis for terminating this Agreement on the failure of any condition set forth in this Article VI to be satisfied if such failure was caused by (i) in the case of Purchaser, Purchaser’s, and, (ii) in the case of Seller, Seller’s, failure to use its commercially reasonable efforts to cause the Closing to occur, as required by Section 5.3.”

Section 1.34Amendment to Section 7.6.  Section 7.6 of the Original Agreement is hereby amended by replacing Section 7.6 with the following:

“Miraclon Entities and Transferred Subsidiaries Tax Returns.  The Purchaser shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for (i) the Miraclon Entities for any Pre-Closing Tax Period and Straddle Period that are required to be filed after the Miraclon Closing Date, and (ii) the Transferred Subsidiaries for any Pre-Closing Tax Period and Straddle Period that are required to be filed after the Closing Date.”

Section 1.35Addition of Section 8.2(f). Immediately following Section 8.2(e) of the Original Agreement, the following new Section 8.2(f) is added:

“the matter set forth on Schedule 8.2(f) of the Seller Disclosure Letter.”

Section 1.36Updated Seller Notice. Seller’s notice address in Section 10.1 is hereby amended by replacing Seller’s notice address with the following:

To Seller:

Eastman Kodak Company

343 State Street

Rochester, New York 14650

Telephone: 585-724-4933

Facsimile: 585-724-1089

Email: roger.byrd@kodak.com

Attn: General Counsel

with a copy to (which shall not constitute notice) to:

Akin Gump Strauss Hauer & Feld LLP
One Bryant Park
Bank of America Tower

New York, New York 10036-6745
Attention: Daniel I. Fisher
Email: dfisher@akingump.com

To Purchaser:

MIR Bidco SA

Rue Royale, 97 (fourth floor), 1000

Brussels, Belgium

Telephone: 0032 2 209 22 00

Email: Christoph.Leitner-Dietmaier@montagu.com;

Attn: Christoph Leitner-Dietmaier

with a copy to (which shall not constitute notice) to:

Montagu Private Equity LLP
2 More London Riverside
London, SE1 2AP

United Kingdom
Attention: Christoph Leitner-Dietmaier, Edward Shuckburgh
Email: Christoph.Leitner-Dietmaier@montagu.com; Edward.Shuckburgh@montagu.com with a copy to (which shall not constitute notice):

Linklaters LLP
1345 Avenue of the Americas
New York, New York 10105
Attention: Peter Cohen-Millstein, Alex Woodward
Email: peter.cohen-millstein@linklaters.com; alex.woodward@linklaters.com

Section 1.37Schedule C, Schedule D, Schedule E, Section 1.1(a), Section 2.2(a)(xix), Section 2.3(i), Section 3.2, Section 5.4 and Section 8.2(f) of the Seller Disclosure Letter.

(a)The attached Schedule C is hereby added to the Original Agreement as Schedule C thereto.

(b)The attached Schedule D is hereby added to the Original Agreement as Schedule D thereto.

(c)The attached Schedule E is hereby added to the Original Agreement as Schedule E thereto.

(d)Schedule 2.2(a)(xix) is hereby amended to add the following as a new item 26:

“26.Any Smurfit-held equipment whether of the Business or otherwise.”

(e)Schedule 2.3(i) is hereby amended to add the following as a new item 2:

“2.That certain Intercompany Facility Agreement, made as of the 26th day of March 2019, between Yamanashi RPB Supply Company, a company organized and existing under the laws of Japan, having its principal business address at KDX Higashi Shinagawa Building 4-10-13, Higashi Shinagawa, Shinagawa-ku, Tokyo, Japan 140-0002, and Seller.”

(f)Pursuant to and subject to the terms and limitations of the Original Agreement, Section 1.1(a) of the Seller Disclosure Letter has been updated with Section 1.1(a) of the Seller Disclosure Letter, a copy of such updated Section 1.1(a) of the Seller Disclosure Letter is attached hereto as Schedule 1.1(a).

(g)Section 3.2 of the Seller Disclosure Letter is hereby amended by replacing Section 3.2 of the Seller Disclosure Letter with Schedule 3.2 attached hereto.

(h)Section 5.4 of the Seller Disclosure Letter is hereby amended by replacing Section 5.4 of the Seller Disclosure Letter with Schedule 5.4 attached hereto.

(i)The attached Schedule 8.2(f) is hereby added to the Seller Disclosure Letter as Schedule 8.2(f) thereto.

Article II
Miscellaneous

Section 2.1Ratification

.  Each Party hereby consents to this Amendment and acknowledges and agrees that, except as expressly set forth in this Amendment, the terms, provisions and conditions of the Original Agreement and the other Ancillary Agreements are hereby ratified and confirmed and shall remain unchanged and in full force and effect without interruption or impairment of any kind.

Section 2.2No Other Amendments; Reservation of Rights; No Waiver.  Other than as otherwise expressly provided herein, this Amendment shall not be deemed to operate as an amendment or waiver of, or to prejudice, any right, power, privilege or remedy of any Party under the Original Agreement or any Ancillary Agreement, nor shall the entering into of this Amendment preclude any Party from refusing to enter into any further amendments with respect to the Original Agreement or any Ancillary Agreement.  Other than as to otherwise expressly provided herein, without limiting the generality of the provisions of Section 10.2 of the Original Agreement, this Amendment shall not constitute a waiver of compliance with any covenant or other provision in the Original Agreement or any Ancillary Agreement or of the occurrence or continuance of any present or future breach thereunder.

Section 2.3Headings; Interpretation.  The headings in this Amendment are for reference purposes only and shall not affect in any way the meaning or interpretation of this Amendment.  Each reference to “herein,” “hereinafter,” “hereof,” and “hereunder” and each other similar reference contained in the Original Agreement, each reference to “this Agreement” and each other similar reference contained in the Original Agreement and each reference contained in this Amendment to the “Agreement” shall on and after the date of this Amendment refer to the Original Agreement as amended by this Amendment.  Any notices, requests, certificates and other instruments executed and delivered on or after the date of this Amendment may refer to the Original Agreement without making specific reference to this Amendment but nevertheless all such references shall mean the Original Agreement as amended by this Amendment unless the context otherwise requires.  As used in this Amendment, the word “including” or any variation thereof means “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it. All words used in this Amendment will be construed to be of such gender or number as the circumstances require.The Schedules and Exhibits referred to herein are hereby incorporated in and made a part of this Amendment as if set forth herein.

Section 2.4Complete Agreement

.  The Original Agreement, as amended by this Amendment, the Ancillary Documents and all other certificates, documents or instruments executed under the Original Agreement, as amended by this Amendment, or such other Ancillary Documents, together with the Schedules and Exhibits hereto and thereto, constitute the entire agreement between the Parties, and supersede all prior agreements and understandings, oral and written, between the Parties, with respect to the subject matter of the Original Agreement, as amended by this Amendment; there are no conditions to this Amendment that are not expressly stated in this Amendment.

Section 2.5Amendment.  This Amendment may not be amended or modified except in the manner specified for an amendment of or modification to the Original Agreement in Section 10.2 of the Original Agreement.

Section 2.6Governing Law; Jurisdiction; Venue; Waiver of Jury Trial

.  The provisions of Section 10.8 of the Original Agreement shall govern and apply to this Amendment, mutatis mutandis.

Section 2.7Counterparts

.  This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  For purposes of this Amendment, facsimile and .pdf signatures shall be deemed originals for all purposes.

Section 2.8Severability

.  If any provision of this Amendment shall be declared by any court of competent jurisdiction to be illegal, void or unenforceable, then such provisions shall be construed so that the remaining provisions of this Amendment shall not be affected, but shall remain in full force and effect, and any such illegal, void or unenforceable provisions shall be deemed, without further action on the part of any person or entity, to be modified, amended and/or limited, but only to the extent necessary to render the same valid and enforceable in, and only in, the applicable jurisdiction.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF the Parties have caused this Amendment to be executed as of the date set forth above by their duly authorized representatives.

EASTMAN KODAK COMPANY

By:/s/ David Bullwinkle

Name:David Bullwinkle

Its:Chief Financial Officer and Senior
Vice President

Signature Page to First Amendment to Stock and Asset Purchase Agreement

MIR BIDCO SA

Acting by: /s/ Christoph Leitner-Dietmaier

An authorised signatory

Signature Page to First Amendment to Stock and Asset Purchase Agreement